Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Talos Energy Inc. 2021 Long Term Incentive Plan of Talos Energy Inc. of our reports dated February 28, 2024, with respect to the consolidated financial statements and the financial statement schedule of Talos Energy Inc. and the effectiveness of internal control over financial reporting of Talos Energy Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

August 7, 2024